Exhibit 99.ACCT

EXHIBIT (a)(4)

KPMG LLP (KPMG) served as the independent registered public accounting firm of PGIM Global High Yield Fund, Inc. (the Fund) for the fiscal years ended July 31, 2019 and July 31, 2018 and will serve as the Fund’s independent registered public accounting firm for the fiscal year ending July 31, 2020. KPMG’s reports on the financial statements for the fiscal years ended July 31, 2019 and July 31, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During such fiscal year-ends and through December 12, 2019, the date of dismissal, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund’s financial statements for such period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Fund’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for the Fund’s fiscal year ending July 31, 2021, thereby replacing KPMG effective upon completion of their July 31, 2020 audit and issuance of their report thereon. During the Fund’s fiscal years ended July 31, 2019 and July 31, 2018 and through December 12, 2019, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

April 2, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PGIM Global High Yield Fund, Inc., and under the date of September 19, 2019, we reported on the financial statements of PGIM Global High Yield Fund, Inc. as of and for the years ended July 31, 2019 and 2018. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the July 31, 2020 audit and the issuance of our report thereon.

We have read the statements made by PGIM Global High Yield Fund, Inc. included under Item 13(a)(4) of Form N-CSR dated April 2, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and PGIM Global High Yield Fund, Inc.’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither PGIM Global High Yield Fund, Inc., nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the PGIM Global High Yield Fund, Inc.’s financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP